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Exhibit 4.3

THIRD AMENDMENT TO
REGISTRATION RIGHTS AGREEMENT

        This Third Amendment to Registration Rights Agreement (this "Amendment") is entered into as of January 30, 2003 by and between Raining Data Corporation, a Delaware corporation f/k/a Omnis Technology Corporation (the "Company"), and Astoria Capital Partners, L.P., a California limited partnership (the "Holder").

RECITALS

        A.    The Company and the Holder previously entered into that certain Registration Rights Agreement, dated as of September 27, 2001, by and between the Company and the Holder, as amended by the First Amendment to Registration Rights Agreement, entered into as of January 7, 2002, and the Second Amendment to Registration Rights Agreement, entered into as of April 3, 2002 (as amended, modified or supplemented from time to time, the "Registration Rights Agreement").

        B.    The Company and the Holder have entered into a Note Exchange Agreement, dated the date hereof, pursuant to which the Company has issued to the Holder a Convertible Subordinated Note (as amended, modified or supplemented from time to time, the "Note").

        C.    The Company and the Holder desire to amend the Registration Rights Agreement to provide registration rights with respect to the shares issuable upon conversion of the Note and to make certain other amendments.

AGREEMENT

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.    Capitalized terms used in this Amendment and not otherwise defined have the meanings given to them in the Registration Rights Agreement.

        2.    The definition of "Registrable Securities" set forth Section 1 of the Registration Rights Agreement is hereby amended and restated in its entirety as follows:

  "(i) The term "Registrable Securities' means (1) the Common Stock of the Company issuable or issued to the Holder pursuant to the Purchase Agreement; (2) the Common Stock of the Company issuable or issued to the Holder pursuant to the Convertible Subordinated Note, dated as of January 30, 2003, in the original principal amount of $22,139,705, issued by the Company to the Holder or pursuant to any PIK Note (as defined therein) issued thereunder, (3) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (1) or (2) above, (4) any securities into which any of the foregoing shares are converted or for which any of the foregoing shares are exchanged pursuant to any reorganization or business combination in which the Company is involved; excluding in all cases, however, any Registrable Securities sold by a person (x) in a transaction in which his or its rights under this Section 1 are not assigned, (y) pursuant to a Registration Statement that has been declared effective and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, or (z) in a transaction in which such Registrable Securities are sold pursuant to Rule 144 (or any similar provision then in force) under the Act."

        3.    Section 1.1 of the Registration Rights Agreement is hereby amended and restated in its entirety as follows:

  "1.1 Mandatory Registration. If the Company shall receive a written request from the Holder that the Company effect any registration of the Registrable Securities, the Company will (i) promptly give written notice of the proposed registration to any permitted assignee known to the Company, and (ii) as soon as practicable, file a Registration Statement on Form S-3 (or other appropriate form available for use by the Company) as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of the Holder and/or any permitted assignee, as applicable, joining in such request as are specified in a written request received by the Company within 15 days after receipt of such written notice from the Company. The Company may include in such Registration Statement any other securities that the Company may determine in its discretion, subject to the consent of the Holder, which consent will not be unreasonably withheld."

        4.    Section 1.12 of the Registration Rights Agreement is hereby amended to add the following at the end of such section:

  "Notwithstanding the foregoing, no transferee or assignee of the Holder shall have the right to make the request for registration set forth in Section 1.1 unless agreed to by the Company and the Holder."

        5.    The Holder hereby waives any default or non-compliance by the Company with Section 1.1 of the Registration Rights Agreement as in effect prior to this Amendment and the consequences thereof.

        6.    Except as amended hereby, all other provisions of the Registration Rights Agreement shall remain unmodified and in full force and effect.

        7.    This Amendment shall be governed by and construed in accordance with the laws of the State of California.

        8.    Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

        9.    This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

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        The undersigned have executed this Amendment as of the date first above written.

Raining Data Corporation
By:	/s/ BRIAN C. BEZDEK
Name: Brian C. Bezdek Title: Chief Financial Officer
Astoria Capital Partners, L.P.
By:	Astoria Capital Management, Inc., its general partner
By:	/s/ RICHARD W. KOE
Name: Richard W. Koe Title: President

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THIRD AMENDMENT TO REGISTRATION RIGHTS AGREEMENT